UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2022

GREENBOX POS

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108 (Address of principal executive offices) (zip code)

(619) 631-8261 (Registrant’s telephone number, including area code)

                                      N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GBOX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

As previously disclosed, GreenBox POS (the “Company”) sold and issued, in a registered direct offering, an 8% senior convertible note due 2023 in the aggregate original principal amount of $100 million (the “Note”). The Note had an original issue discount of sixteen percent (16%) resulting in gross proceeds to the Company of $84 million. The Note was sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021 (the “SPA”), between us and the investor in the Note (the “Investor”).

The Note was issued on November 8, 2021 pursuant to an indenture dated November 2, 2021 between us and Wilmington Savings Fund Society, FSB, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture thereto, dated November 2, 2021, relating to the Notes (the “First Supplemental Indenture” and, the Base Indenture as supplemented by the First Supplemental Indenture, the “First Indenture”). The terms of the Note include those provided in the First Indenture and those made part of the First Indenture by reference to the Trust Indenture Act.

As previously disclosed, on January 28, 2022, the Company and the Investor entered into an Agreement and Waiver with regard to the Note.

On August 16, 2022 (the “Effective Time”), the Company and the Investor entered into a Restructuring Agreement (the “Agreement”) that has the following major provisions:

(a) the Investor agreed to forbear from requiring the repayment of the Note (to the extent such repayment obligation arises solely as a result of the occurrence of the Maturity Date and not with respect to any Event of Default (both terms as defined in the Note) or redemption right in the Note or pursuant to the Indenture) during the period commencing on November 5, 2023 through, and including, November 5, 2024;

(b) with respect to the interest dates on and after October 3, 2022, if no Equity Conditions Failure (as defined in the Agreement) then exists, unless the Company delivers a written notice to the Investor specifying that the interest due on such interest date shall be paid in cash, on the applicable interest date, the Company shall issue shares of its common stock (the “Common Stock”), solely with respect to such applicable interest due on such interest date, at a conversion price equal to 95% of the Adjustment Price as of such interest date. The “Adjustment Price” means, as of any given date, the lower of (x) the conversion price then in effect and (y) the lowest VWAP of the Common Stock during the five (5) trading day period ending as of the trading day ended immediately prior to such given date;

(c) the Company and the Investor agreed that, effective as of the Effective Time, the Investor would convert $500,000 of principal (together with any accrued, and unpaid, interest thereon) of the Note into shares of Common Stock at a conversion price equal to the Adjustment Price. The Investor will receive 495,099 shares of Common Stock as a result of the Adjustment Price equaling $1.02;

(d) the Company and the Investor agreed that, effective as of the Effective Time, with respect to each conversion after the Effective Time, but not in excess of $4.5 million of principal (together with any accrued, and unpaid, interest thereon) of the Note, in the aggregate (excluding any interest converted in accordance with the Agreement), on each applicable conversion date, the conversion price will equal the lesser of (x) $2.40 and (y) 97.5% of the Adjustment Price as of such applicable conversion date; and

(e) with respect to the Company’s proposed amendment of the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-laws with respect to and in connection with the Company’s proposed name change and increase in the number of authorized shares of the Company (the “Voting Proposal”), the Investor agreed to vote any shares of Common Stock held by the Investor on the record date of the Voting Proposal in favor of the Voting Proposal. The obligations of the Investor pursuant to this provision shall terminate immediately following the stockholder meeting with respect to the Voting Proposal.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Restructuring Agreement, dated August 16, 2022 between GreenBox POS and the Investor
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENBOX POS

Date: August 16, 2022	By:	/s/ Ben Errez
Ben Errez
Executive Vice President and Chairman